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Exhibit 16.1 Letter regarding change in certifying accountants from KPMG, LLP.



KPMG                                                    Telephone 414 276 4200
777 East Wisconsin Avenue                               Fax 414 276 1237
Milwaukee, WI 53202



August 29, 2000



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for First Manitowoc Bancorp, Inc. and, under the date of February 4, 2000, we reported on the consolidated financial statements of First Manitowoc Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 1999 and 1998. On August 22, 2000, our appointment as principal accountants was terminated. We have read First Manitowoc Bancorp, Inc.'s statements included under Item 4 of its Form 8-K dated August 22, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with First Manitowoc Bancorp, Inc.'s statement that their decision to change auditors was recommended by the Audit Committee and unanimously approved by the Board of Directors nor First Manitowoc Bancorp, Inc.'s stated reason for changing principal accountants.

Very truly yours,

KPMG LLP





















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